UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):

June 20, 2023

Quotient Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1260 East Stringham Avenue, Suite 600

Salt Lake City, Utah 84106

(Address of principal executive offices, including zip code)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	QUOT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On June 20, 2023, Quotient Technology Inc. (“Quotient” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Neptune Holdings, LLC (“Parent”) and NRS Merger Sub Inc. (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Quotient (the “Merger”), with Quotient continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are affiliates of Charlesbank Capital Partners LLC (“Charlesbank”).

Quotient’s Board of Directors (the “Board”) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Quotient and its stockholders, and approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. The Board also resolved to recommend that Quotient’s stockholders vote to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of Quotient, par value $0.00001 per share (“Common Stock”), outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of Quotient who have properly exercised appraisal rights in accordance with Delaware law) will, at the Effective Time, automatically be converted into the right to receive $4.00 in cash (the “Per Share Price”), without interest and subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Common Stock granted pursuant to any applicable Company stock plan outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (1) the number of shares of Common Stock subject to such option as of immediately prior to the Effective Time and (2) the excess, if any, of the Per Share Price over the exercise price per share of such option. Each option to purchase shares of Common Stock with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof

Pursuant to the Merger Agreement, at the Effective Time, each restricted stock unit (“Company RSU”) granted pursuant to any applicable Company stock plan outstanding as of immediately prior to the Effective Time (subject to certain limited exceptions) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (1) the Per Share Price and (2) the total number of shares of Common Stock subject to such Company RSU as of immediately prior to the Effective Time.

Pursuant to the Merger Agreement, at the Effective Time, each performance-based restricted stock unit (“Company PSU”) granted pursuant to any applicable Company stock plan outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash (with any performance-vesting conditions deemed achieved as of immediately prior to the Effective Time at 100% of the target level of performance (which, for the avoidance of doubt, is equal to 100% of the Company PSUs underlying each Company PSU award granted in 2022)), without interest thereon and subject to applicable withholding taxes, equal to the product of (1) the Per Share Price and (2) the total number of shares of Common Stock subject to such Company PSU as of immediately prior to the Effective Time.

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock; (2) the expiration or early termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable antitrust Laws, as amended; and (3) the absence of an order or law preventing the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of Quotient, Parent and Merger Sub, including, among others, covenants by Quotient regarding the conduct of its business prior to the closing of the Merger. Quotient is also subject to customary “no-shop” restrictions on its ability (and the ability of its subsidiaries and representatives) to (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist alternative acquisition proposals from third parties; (2) subject to certain exceptions, provide information relating to, or afford access to the business, properties, assets, books, records or personnel of, Quotient or any of its subsidiaries to third parties in connection with alternative acquisition proposals, or (3) subject to certain exceptions, participate or engage in discussions or negotiations with third parties regarding alternative acquisition proposals. In addition, Quotient has agreed that, subject to certain exceptions, the Board will not withdraw its recommendation that Quotient’s stockholders vote to adopt the Merger Agreement. Quotient has also agreed that it will file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to the adoption of the Merger Agreement by Quotient’s stockholders promptly after the execution of the Merger Agreement (but in no event later than 30 days after the date of the Merger Agreement), and the Company will convene and hold a special meeting of the Company’s stockholders for the purpose of seeking the adoption of the Merger Agreement as promptly as reasonably practicable following the mailing of the definitive proxy statement to the Company’s stockholders.

Either Quotient or Parent may, subject to certain exceptions, terminate the Merger Agreement if (1) the Effective Time has not occurred by November 20, 2023 (the “Termination Date”), (2) a governmental authority of competent jurisdiction has issued a final and non-appealable governmental order preventing the consummation of the Merger or (3) Quotient’s stockholders fail to adopt the Merger Agreement at a special meeting of Quotient’s stockholders at which a vote is taken on the Merger. Quotient may terminate the Merger Agreement in certain additional limited circumstances, including to allow Quotient to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Board withdraws its recommendation that Quotient’s stockholders vote to adopt the Merger Agreement (provided that Parent may not so terminate the Merger Agreement if it fails to so terminate prior to 11:59 p.m., Eastern time, on the date which is ten business days after such withdrawal.

Upon termination of the Merger Agreement under specified circumstances, Quotient will be required to pay Parent a termination fee of $13,590,000 (the “Company Termination Fee”). Specifically, this termination fee is payable by Quotient to Parent if the Merger Agreement is terminated by (1) Parent as a result of the Board’s determination to change its recommendation with respect to the Merger; or (2) Quotient in connection with its acceptance of a Superior Proposal. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated under certain circumstances; (2) prior to such termination (but after the date of the Merger Agreement) a proposal to acquire at least 50 percent of Quotient’s stock or assets is publicly announced or disclosed; and (3) Quotient subsequently consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50 percent of its stock or assets within twelve months of such termination, and such transaction is ultimately consummated.

Upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay Quotient a termination fee of $29,445,000 (the “Parent Termination Fee”). Specifically, the termination fee will be payable by Parent to the Company upon termination if the Merger Agreement is validly terminated by (1) Quotient because (a) of a breach of Parent or Merger Sub’s representations, warranties, covenants or other agreements in a manner that would cause the related closing conditions to not be satisfied, subject to a notice and cure period, or (b) Parent and Merger Sub fail to consummate the Closing as required pursuant to, and in the circumstances specified in, the Merger Agreement, or (2) Quotient or Parent because the Effective Time has not occurred by the Termination Date and at such time, Quotient has the right to terminate the Merger Agreement because of a breach of Parent or Merger Sub’s representations, warranties, covenants or other agreements in a manner that would cause the related closing conditions to not be satisfied, subject to a notice and cure period. In connection with the execution of the Merger Agreement, Charlesbank Equity Fund IX, L.P (the “Guarantor”) has provided Quotient with a Limited Guaranty dated June 20, 2023 in favor of Quotient (the “Limited Guaranty”). The Limited Guaranty guarantees, among other things, the payment of the termination fee payable by Parent, subject to the conditions set forth in the Guarantee.

If the Merger Agreement is terminated because Quotient’s stockholders fail to approve the adoption of the Merger Agreement and the transactions contemplated thereby including the Merger, Quotient will be required to pay Parent and its affiliates expense reimbursement for all reasonable and documented out-of-pocket fees and expenses up to $4,530,000 (the “Expense Reimbursement”). In the event that the Company is required to pay the Company Termination Fee, such payment will be reduced by the amounts of any Expense Reimbursement previously paid to Parent.

The Merger Agreement also provides that Quotient, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the Merger Agreement are capped at an amount equal to the Parent Termination Fee plus certain enforcement expenses and reimbursement and indemnification obligations, and Quotient’s liability for monetary damages for breaches of the Merger Agreement are capped at the Company Termination Fee plus certain enforcement expenses.

Pursuant to an equity commitment letter dated June 20, 2023, the Guarantor committed to invest in Parent, the cash amounts set forth therein for the purpose of funding the consummation of the transactions contemplated by the Merger Agreement and to pay fees and expenses related to the Merger, subject to the terms and conditions of the equity commitment letter. Quotient is a third party beneficiary of the equity commitment letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein. Pursuant to a debt commitment letter dated June 20, 2023, Cerberus Business Finance, LLC committed to provide Parent with debt financing for the purpose of funding the consummation of the transactions contemplated by the Merger Agreement and to fund the ongoing working capital requirements and other general corporate purposes of Parent, its parent company, and their respective subsidiaries, subject to the terms and conditions of the debt commitment letter.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

A copy of the Merger Agreement has been included to provide Company stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about Quotient, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Company stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Company stockholders or other security holders. Company stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to Company stockholders’ right to receive the merger consideration and the right of holders of Company equity awards to receive the consideration provided for such equity awards pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Quotient, Parent, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Quotient’s public disclosures. Quotient acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Quotient, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the Transaction Proxy Statement that Quotient will file, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that Quotient will make with the SEC.

Voting Agreement

On June 20, 2023, in connection with the execution of the Merger Agreement, certain of Quotient’s directors and executive officers, solely in their capacity as Quotient’s stockholders, have entered into voting agreements (the “Voting Agreements”) with Parent and Merger Sub. These stockholders represent approximately 1.4 percent of Quotient’s outstanding voting power as of the date of the Voting Agreements. Under the Voting Agreements, the stockholders party thereto have agreed to vote their shares of Common Stock in favor of the adoption of the Merger Agreement and certain other matters. The Voting Agreements terminate in certain circumstances, including upon the valid termination of the Merger Agreement in accordance with its terms. The Voting Agreements do not restrict the actions of stockholders party thereto in their capacities as directors of Quotient. The Voting Agreements also contain restrictions on transfer of shares of Common Stock held by the stockholders party thereto, subject to certain exceptions.

Also on June 20, 2023, in connection with the execution of the Merger Agreement, Engaged Capital, LLC and certain of its affiliates (“Engaged Capital”) have entered into a voting agreement (the “Engaged Capital Voting Agreement”) with Parent and Merger Sub. Engaged Capital represents approximately 8.2 percent of Quotient’s outstanding voting power as of the date of the Voting Agreements. Under the Engaged Capital Voting Agreement, Engaged Capital has agreed to vote their shares of Common Stock in favor of the adoption of the Merger Agreement and certain other matters. The Engaged Capital Voting Agreement terminates in certain circumstances, including upon the valid termination of the Merger Agreement in accordance with its terms, in the event that the Board withdraws its recommendation that Quotient’s stockholders vote to adopt the Merger Agreement in connection with a Superior Proposal and upon mutual consent of the parties to the Engaged Capital Voting Agreement. The Engaged Capital Voting Agreement restricts Engaged Capital from transferring shares of Common Stock to any person that Engaged Capital is aware intends to vote against the adoption of the Merger Agreement or transactions contemplated by the Merger Agreement.

The foregoing descriptions of the Voting Agreements and Engaged Capital Voting Agreement are qualified in their entirety by reference to the full text of the form of the Voting Agreements and Engaged Capital Voting Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 and are incorporated into this report by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, Quotient intends to file a proxy statement on Schedule 14A with the SEC. Promptly after filing its definitive proxy statement with the SEC, Quotient intends to mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT QUOTIENT FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the preliminary proxy statement with respect to the proposed transaction, the definitive proxy statement with respect to the proposed transaction, any amendments or supplements to the definitive proxy statement and other documents filed by Quotient with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2022, filed with the SEC on March 16, 2023, as amended in a Form 10-K/A Amendment No. 1 filed with the SEC on April 28, 2023. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the proxy statement for the Company’s 2023 Annual Meeting, the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual events may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the ability of Quotient to obtain stockholder or regulatory approvals required to consummate the proposed transaction; the satisfaction or waiver of other conditions to closing in the Merger Agreement for the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; the response of customers and business partners to the announcement of the proposed transaction; potential difficulties in employee retention as a result of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the outcome of legal proceedings that may be instituted against Quotient, its directors and others related to the proposed transaction; difficulties integrating the Quotient business into the NRS business or other challenges to achieve the expected benefits of the transaction; and the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, as amended in a Form 10-K/A Amendment No. 1 filed with the SEC on April 28, 2023, Quotient’s most recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 9, 2023 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 20, 2023, by and among CB Neptune Holdings, LLC, NRS Merger Sub Inc.. and Quotient Technology Inc.*

10.1	Form of Voting Agreement, dated June 20, 2023, among CB Neptune Holdings, LLC, NRS Merger Sub Inc., Quotient Technology Inc. and certain stockholders of Quotient Technology Inc.*

10.2	Engaged Capital Voting Agreement, dated June 20, 2023, among CB Neptune Holdings, LLC, NRS Merger Sub Inc., Quotient Technology Inc. and Engaged Capital, LLC and certain of its affiliates.*

99.1	Press Release, dated June 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Quotient will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Quotient may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT TECHNOLOGY INC.

Date: June 20, 2023	By:	/s/ Connie Chen
	Name:	Connie Chen
	Title:	General Counsel, Compliance Officer and Secretary

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CB NEPTUNE HOLDINGS, LLC

NRS MERGER SUB INC.

and

QUOTIENT TECHNOLOGY INC.

Dated as of June 20, 2023

3.24	Anti-Corruption Compliance	43
3.25	Brokers	43
3.26	Related Person Transactions	43
3.27	Company Information	43
3.28	No Other Representations or Warranties	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44

4.1	Organization; Good Standing	44
4.2	Corporate Power; Enforceability	44
4.3	Non-Contravention	45
4.4	Requisite Governmental Approvals	45
4.5	No Foreign Person	45
4.6	Legal Proceedings; Orders	45
4.7	Ownership of Company Common Stock	46
4.8	Brokers	46
4.9	Operations of Parent and Merger Sub	46
4.10	No Parent Vote or Approval Required	46
4.11	Guarantee	46
4.12	Financing	47
4.13	Stockholder and Management Arrangements	48
4.14	Solvency	49
4.15	Interests in Competitors	49
4.16	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	49
4.17	Parent and Merger Sub Information	50
4.18	No Other Representations or Warranties	50

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		50

5.1	Affirmative Obligations	50
5.2	Forbearance Covenants	51
5.3	No Solicitation	54
5.4	No Control of the Other Party’s Business	58

ARTICLE VI ADDITIONAL COVENANTS		59

6.1	Required Action and Forbearance; Efforts	58
6.2	Antitrust and Regulatory Matters	59
6.3	Proxy Statement and Other Required SEC Filings	62
6.4	Company Stockholder Meeting	63
6.5	Financing	64
6.6	Financing Cooperation	66
6.7	Anti-Takeover Laws	70
6.8	Access	70
6.9	Section 16(b) Exemption	71
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	71
6.11	Employee Matters	74
6.12	Obligations of Merger Sub	76

6.13	Public Statements and Disclosure	76
6.14	Transaction Litigation	77
6.15	Stock Exchange Delisting; Deregistration	77
6.16	Additional Agreements	77
6.17	Parent Vote	77
6.18	Certain Arrangements	77

ARTICLE VII CONDITIONS TO THE MERGER		78

7.1	Conditions to Each Party’s Obligations to Effect the Merger	78
7.2	Conditions to the Obligations of Parent and Merger Sub	78
7.3	Conditions to the Company’s Obligations to Effect the Merger	79
7.4	Frustration of Closing Conditions	79

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		80

8.1	Termination	80
8.2	Manner and Notice of Termination; Effect of Termination	82
8.3	Fees and Expenses	82
8.4	Amendment	85
8.5	Extension; Waiver	85

ARTICLE IX GENERAL PROVISIONS		86

9.1	Survival of Representations, Warranties and Covenants	86
9.2	Notices	86
9.3	Assignment	87
9.4	Confidentiality	87
9.5	Entire Agreement	88
9.6	Third Party Beneficiaries	88
9.7	Severability	88
9.8	Remedies	88
9.9	Governing Law	90
9.10	Consent to Jurisdiction	90
9.11	WAIVER OF JURY TRIAL	91
9.12	No Recourse	91
9.13	Company Disclosure Letter References	91
9.14	Counterparts	91
9.15	Debt Financing Sources	92

EXHIBITS

Exhibit A	Certificate of Incorporation of the Company

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 20, 2023, by and among CB Neptune Holdings, LLC, a Delaware limited liability company (“Parent”), NRS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Quotient Technology Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B. Each of the sole member of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a guarantee (the “Guarantee”) from Charlesbank Equity Fund IX, LP, a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (ii) a commitment letter, pursuant to which each Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein; and (iii) a commitment letter among Parent and the lenders, pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of consummating the Transactions.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have entered into voting agreements with parent and Merger Sub (the “Voting Agreements”) pursuant to which, among other things, such Company Stockholders have agreed, on the terms and subject to the conditions set forth in the respective Voting Agreements, to vote all of such Company Stockholders’ shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement.

E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (i) executed, delivered and effective after the date hereof and, in either case, containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal or (ii) in effect as of the date hereof.

(b) “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, exclusive license or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 15% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board);

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 15% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2022 set forth in the Company’s Form 10-K filed by the Company with the SEC on March 16, 2023.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in Salt Lake City, Utah or New York, New York.

(h) “Bylaws” means the Amended and Restated Bylaws of the Company.

(i) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(j) “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

(k) “Code” means the Internal Revenue Code of 1986.

(l) “Company Board” means the board of directors of the Company.

(m) “Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

(n) “Company Credit Agreements” means (i) the Financing Agreement, dated as of November 30, 2022, as amended from time to time, among, inter alios, the Company, the other guarantors from time to time party thereto, Blue Torch Finance LLC, and certain other financial institutions from time to time party thereto, and all pledge, security and other agreements and documents related thereto and (ii) the Financing Agreement, dated as of November 30, 2022, as amended from time to time, among, inter alios, the Company, the other guarantors from time to time party thereto, PNC Bank, National Association, and certain other financial institutions from time to time party thereto, and all pledge, security and other agreements and documents related thereto.

(o) “Company ESPP” means the 2013 Employee Stock Purchase Plan, as amended from time to time.

(p) “Company Group” means the Company and its Subsidiaries.

(q) “Company Indebtedness” means, collectively, debt outstanding under the Company Credit Agreements.

(r) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(s) “Company Material Adverse Effect” means any condition, change, event or development that, individually or in the aggregate, (A) has or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would be expected to prevent or delay beyond the Termination Date the consummation of the Transactions; provided, that, with respect to clause (A) above only, none of the following, and no conditions, changes, events, effects or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i) general economic conditions, or conditions in the global, international or regional economy generally;

(ii) conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv) regulatory, legislative or political conditions;

(v) any geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof;

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing;

(vii) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of any representation or warranty contained in Article III to the extent that it addresses the consequences of entering into this Agreement or the consummation of the Transactions);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has, in writing, approved or consented to following the date of this Agreement, any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action restricted or prohibited by this Agreement, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their Affiliates;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(xi) any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions), including any escalation or worsening of any of the foregoing;

(xii) any anti-dumping actions, international tariffs, sanctions trade policies or disputes or any “trade war” or similar actions;

(xiii) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv) any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xvi) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xvii) the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

(xviii) any breach by Parent or Merger Sub of this Agreement except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (x), (xi) and (xii) to the extent that such conditions, changes, events, effects or developments have had a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(t) “Company Options” means any options to purchase shares of Company Common Stock granted pursuant to any of the Company Stock Plans (other than the Company ESPP).

(u) “Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

(v) “Company PSUs” means awards of performance-based restricted stock units of the Company granted pursuant to any of the Company Stock Plans.

(w) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(x) “Company RSUs” means awards of restricted stock units of the Company granted pursuant to any of the Company Stock Plans.

(y) “Company Stock Plans” means the 2006 Stock Plan, the 2013 Equity Incentive Plan and the Company ESPP.

(z) “Company Stockholders” means the holders of shares of Company Common Stock and Company Preferred Stock.

(aa) “Company Termination Fee” means an amount equal to thirteen million five hundred and ninety thousand dollars.

(bb) “Confidentiality Agreement” means, collectively, the (i) Nondisclosure Agreement, dated as of January 23, 2023, by and among the Company and Parent, (ii) Amended and Restated Mutual Non-Disclosure Agreement, dated December 1, 2022, by and between the Company and Charlesbank Equity Fund X, Limited Partnership, as amended by that First Amendment dated December 9, 2022 and Second Amendment dated May 27, 2023 and (iii) Clean Team Confidentiality Agreement, dated as of March 17, 2023, by and among the Company, Parent, and Guarantor, as amended by the Amendment to Clean Team Confidentiality Agreement, dated as of June 6, 2023.

(cc) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(dd) “Contract” means any binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ee) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ff) “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(gg) “Data Breach” means any security breach that (i) resulted in unauthorized access to, use of, or Processing of Personal Information, or (ii) materially disrupted the operation of the Company’s information technology systems.

(hh) “Debt Financing Related Parties” means the Debt Financing Sources, any other lenders or financial institutions party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

(ii) “Debt Financing Sources” means, at any time, the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ Representatives and their respective successors and assigns, in each case, solely in their capacities as such.

(jj) “DOJ” means the United States Department of Justice or any successor thereto.

(kk) “DPA” means Section 721 of the Defense Production Act of 1950.

(ll) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, phantom stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, gross-up, savings, retirement, disability, vacation, relocation, fringe benefit, deferred compensation, severance, separation, termination, death benefit, retention, change of control, stay bonus, and any other similar plan, program, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee (or other current individual service provider) of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, other than any such plan, scheme or arrangement that the Company or any of its Subsidiaries is required by Law to maintain or contribute to.

(mm) “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution.

(nn) “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(oo) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(pp) “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(qq) “Exchange Act” means the Securities Exchange Act of 1934.

(rr) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ss) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(tt) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(uu) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(vv) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(ww) “Hazardous Substance” means any toxic or hazardous material, substance or waste defined or regulated under Environmental Laws due to its hazardous or dangerous properties or characteristics.

(xx) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(yy) “Intellectual Property” means (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designations of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in trade secrets, know-how, inventions, processes, procedures, databases, confidential information and other proprietary rights; (v) computer software programs, and applications, including all source code, object code, specifications, designs and documentation related thereto (“Software”); (vi) domain names, and (vii) social media identifiers (such as an Instagram® Handle).

(zz) “Intervening Event” means any positive change, event, effect, development or circumstance that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to any (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

(aaa) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Revenue Officer, Chief Technology Officer and Chief People Officer.

(bbb) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(ccc) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ddd) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business that is material to the Company, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(iii) any Contract containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation,” “exclusivity” or similar provisions;

(iv) any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(v) with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(vi) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(vii) relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $500,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(viii) any Contract (A) pursuant to which Intellectual Property material to the operation of the business of the Company or any Subsidiary of the Company is licensed to the Company or any of its Subsidiaries by a third party, excluding licenses for off-the-shelf commercially available software, software as-a-service or data with license fees of less than $100,000 per year, (B) pursuant to which the Company or any of its Subsidiaries has granted to a third party the right to use material Company Intellectual Property, excluding non-exclusive licenses granted in the ordinary course of business, and (C) that affects the ability of any member of the Company Group to use or enforce any Company Intellectual Property or otherwise was entered into to resolve or settle any Intellectual Property-related litigation, dispute, or threat (including settlement agreements, co-existence agreements and covenants not to sue);

(ix) any collective bargaining agreement or other similar arrangement of the Company or any of its Subsidiaries relating to unions, works councils, similar entities or other organized employees;

(x) any Contract of the Company or any of its Subsidiaries providing for cash severance payments in excess of $50,000 (other than those pursuant to which severance is required by applicable Law);

(xi) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof;

(xii) any lease or sublease set forth or required to be set forth in Section 3.14 of the Company Disclosure Letter;

(xiii) any Contract that involves a material joint venture, profit sharing or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5 million during the Company’s 2021 fiscal year (excluding distribution or resale agreements entered in the ordinary course of business); and

(xiv) any loan or advance of money or other property by the Company or any of its Subsidiaries in excess of $10,000 to any of their current or former directors, officers, employees, or other individual service providers (excluding any such loans under the Company 401(k) Plan (the “401(k) Plan”)).

(eee) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(fff) “Open Source Software” (i) means any software that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or (B) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or delivered at no charge and (ii) includes, without limitation, software licensed under the GNU’s General Public License (GPL), Lesser GPL, or Affero GPL, the Mozilla Public License, the BSD License, the Apache License, and any license listed at www.opensource.org.

(ggg) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(hhh) “Parent Material Adverse Effect” means any change, event, effect or development that, individually or in the aggregate, would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the Transactions.

(iii) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or the Guarantor and (ii) the former, current and future holders of any equity, controlling persons, Affiliates (other than Parent, Merger Sub or the Guarantor), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor.

(jjj) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (viii) any non-exclusive licenses with respect to any Intellectual Property entered into in the ordinary course; (ix) liens pursuant to any Company Indebtedness; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) matters that would be disclosed by an accurate survey or inspection of the Real Property; (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto; (xiii) liens that will be released prior to or as of the Closing; or (xiv) liens created by, through or at the direction of Parent, Merger Sub or any of their respective Affiliates.

(kkk) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(lll) “Personal Information” means information concerning an identified or identifiable natural person, including, but not limited to, an individual’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural person, as well as any other information concerning an identified or identifiable person’s actions, activities, location, preferences, health, and personal characteristics.

(mmm) “Process,” “Processing,” or “Processed” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

(nnn) “Privacy Laws” means any applicable Laws and binding standards (including the PCI-DSS Standards) relating to privacy, data security, data protection or the collection, storage, Processing, use, safeguarding, disclosure, disposal, sharing, sale and/or transfer of Personal Information.

(ooo) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration, and (iv) domain name registrations.

(ppp) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors (including attorneys and financial advisors) of a Party.

(qqq) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(rrr) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(sss) “Securities Act” means the Securities Act of 1933.

(ttt) “Specified Provisions” means, collectively, Section 6.6(f), Section 6.6(g), Section 8.3(a), Section 8.3(f), and the Confidentiality Agreement.

(uuu) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(vvv) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel), would be more favorable, from a financial point of view, to the Company Stockholders

(in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent, in a binding and irrevocable manner, prior to the time of such determination), taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (i) “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (ii) the “Company Common Stock outstanding” (by vote or economic interests) shall be deemed to be references to “the aggregate voting power of the Company or the economic ownership of the Company.”

(www) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(xxx) “Tax Return” means any return, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(yyy) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee, the Equity Commitment Letter or any Debt Financing.

(zzz) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(aaaa) “WARN Act” means, the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	1.1(ddd)(xiv)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternate Debt Financing	6.5(e)
Annual Bonus	6.11(c)
Capex Budget	5.2(k)
Capitalization Date	3.7(a)
Certificate of Merger	2.2

Term	Section Reference
Certificates	2.9(c)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Commitment Letters	4.12(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Incentive Plan	6.11(c)
Company Related Parties	8.3(g)(iii)
Company SEC Documents	Article III
Company Securities	3.7(d)
Company Software	3.16(e)
Company Stockholder Meeting	6.4(a)
Continuation Period	6.11(a)
Copyrights	1.1(yy)
Covenant Exceptions	5.1
D&O Insurance	6.10(c)
Data Privacy Requirements	3.21
Debt Commitment Letter	4.12(a)
Debt Financing	4.12(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Equity Award Consideration	2.8(c)
Equity Award Holders	2.8(d)
Equity Commitment Letter	4.12(a)
Equity Financing	4.12(a)
Final Exercise Date	2.8(e)
Financing	4.12(a)
Foreign Plans	3.18(a)
Guarantee	Recitals
Guarantor	Recitals
Houlihan Lokey	3.3(b)
Indemnified Persons	6.10(b)
Lease	3.14
Leased Real Property	3.14
Marks	1.1(yy)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble

Term	Section Reference
Multiemployer Plan	3.18(b)
New Plan	6.11(b)
Notice Period	5.3(c)(i)(2)
Old Plans	6.11(b)
Option Consideration	2.8(a)
Other Applicable Antitrust Laws	6.2
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14
Parent	Preamble
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(yy)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
PSU Consideration	2.8(c)
Real Property	3.14
Requisite Stockholder Approval	3.4
Required Amount	4.12(c)
RSU Consideration	2.8(b)
Software	1.1(yy)
Surviving Corporation	2.1
Termination Date	8.1(c)
Transfer Taxes	8.3(a)
Uncertificated Shares	2.9(c)
Voting Agreements	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k) All accounting terms used herein will be interpreted in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(o) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(p) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case at any time prior to the execution and delivery of this Agreement.

(q) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is consistent with past practice.

(r) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub’s name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive cash in an amount equal to $4.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11) and shall no longer be outstanding; and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or by any of its Subsidiaries or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held or beneficially owned by Persons who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7 but instead will entitle the holders and beneficial owners thereof only to such rights as are provided to such holders or beneficial owners, as applicable, of Dissenting Company Shares pursuant to Section 262 of the DGCL; provided, however, that any Dissenting Company Share as to whom the holder or beneficial owner thereof demanding appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses such Person’s rights to appraisal of such Dissenting Company Share under Section 262 of the DGCL will thereupon (x) cease to be a Dissenting Company Share and (y) be treated as if it had been converted into, at the Effective Time, the right to receive the Per Share Price, without interest thereon, upon such share’s surrender and exchange therefor in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11). The Company shall give Parent (i) prompt (and in any event within one (1) Business Day) notice of any demands received by the Company for appraisal under the DGCL (or other purported exercise of appraisal, dissenters’ or similar rights under any other Law) of Company Common Stock, withdrawals of such demands and any other instruments served on or otherwise received by the Company in respect thereof and (ii) the opportunity to participate in all negotiations and Legal Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any such demands or offer to settle or settle any such demands. For purposes of this Section 2.7(c), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting

Company Shares (and any other purported exercise of appraisal, dissenters’ or similar rights under other Law in respect of Company Common Stock), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards and Company ESPP.

(a) Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Option Consideration”). Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(b) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time (the “RSU Consideration”); provided, that to the extent any such amount relates to a Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amount at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(c) Company PSUs. At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash (with any performance-vesting conditions deemed achieved as of immediately prior to the Effective Time at 100% of the target level of performance (which, for the avoidance of doubt, is equal to 100% of the Company PSUs underlying each Company PSU award granted in 2022)), without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (the “PSU Consideration,” together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”); provided, that, to the extent any such amount relates to a Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amount at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(d) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Equity Award Consideration owed to all holders of Company Options, Company RSUs and Company PSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than ten (10) Business Days, after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Options, Company RSUs and Company PSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12.

(e) Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than three (3) Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(f) Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Company Options, Company RSUs and Company PSUs and to effectuate the treatment of the Company ESPP upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of (x) one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) and (y) uncertificated shares of Company Common Stock that were outstanding as of immediately prior to the Effective Time (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (i) in the case of holders of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) in either case, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable with respect to the shares of Company Common Stock pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of Uncertificated

Shares will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in respect of a book-entry transfer of such Uncertificated Share, such record holder will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, Company RSUs and Company PSUs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after January 1, 2021 (the “Company SEC Documents”) (other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (i) and (ii), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion. The Company Board has received an opinion from Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), to the effect that the Per Share Price to be received by the holders of shares of Company Common Stock (other than holders of Owned Company Shares or Dissenting Company Shares) is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than holders of Owned Company Shares or Dissenting Company Shares), which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other applicable “anti-takeover” Law will not be applicable to the Merger or this Agreement or the Voting Agreements.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable Other Applicable Antitrust Laws; (v) the filing of any foreign direct investment filings required under applicable Law and obtaining approval with respect thereto; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock. As of 4:00 p.m., New York City time, on June 15, 2023 (such time and date, the “Capitalization Date”), (A) 98,666,309 shares of Company Common Stock were issued and outstanding; and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 11,061,351 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 7,284,230 shares of Company Common Stock with a weighted average exercise price of $6.66 per share; (ii) 5,843,812 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 2,669,895 shares of Company Common Stock subject to outstanding Company PSUs (assuming target achievement of the relevant vesting conditions); and (iv) 1,776,402 shares of Company Common Stock reserved for future issuance pursuant to the Company ESPP. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options, the exercise of purchase rights under the Company ESPP or the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c) Schedule of Awards. Section 3.7(c) of the Company Disclosure Letter sets forth a correct and complete list of all awards outstanding under the Company Stock Plans as of the Capitalization Date, including with respect to each award: (i) the name of the holder thereof; (ii) the Company Stock Plan pursuant to which the award was granted; (iii) the number of shares of Company Common Stock subject to such award (including, for Company PSUs, both the maximum and, if applicable, target number of shares of Company Common Stock); (iv) the grant or issuance date; (v) any applicable vesting schedule; and (vi) with respect to each Company Option, (A) the exercise price and (B) the expiration date.

(d) Company Securities. Except as set forth in Sections 3.7(a), (b), and (c), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof) or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

(f) All Company Options have an exercise price per share of Company Common Stock that may be purchased thereunder that was not less than the “fair market value” of such share on the date of grant, as determined in accordance with the terms of any applicable granting instrument, the Company Stock Plans and, to the extent applicable, Sections 409A and 422 of the Code.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the

Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

3.9 Company SEC Documents. Since January 1, 2021 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments).

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2022 (nor has any such material weakness been identified since such date through the date hereof).

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are reasonably effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made in accordance with the general or specific authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Since January 1, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group.

(d) Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

(e) SEC Investigations. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC, or any internal investigation pending or threatened, in each case regarding any accounting practice of the Company.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet; (b) arising in connection with the Transactions; (c) for performance of obligations of the Company or any Subsidiary of the Company under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (d) incurred in the ordinary course of business; and (e) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since December 31, 2022 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 31, 2022, there has not been any effect, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notices from parties to Material Contracts. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any written notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens, except Permitted Liens; (b) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property and material Leased Real Property.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, (b) since January 1, 2021 to the date of this Agreement, no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (c) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (d) to the Knowledge of the Company, there has been no release of Hazardous Substances by the Company or any of its Subsidiaries on Real Property owned or operated by the Company or any of its Subsidiaries in violation of Environmental Laws so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Company Registered Intellectual Property and (ii) material proprietary software. All Company Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable, in all material respects. The Company has maintained all Company Registered Intellectual Property, in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries own and possess all right, title and interest in and to all material Company Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company and each of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all material Intellectual Property that is used or held for use in its respective businesses as currently conducted.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, to the Knowledge of the Company, no proprietary software owned by the Company and its Subsidiaries and used in generating revenue for its businesses (“Company Software”) contains any virus, worm, Trojan horse, or similar software that is intended to damage any computer system, materially impair the use thereof or allow access thereto, in each case without due authorization.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Open Source Software has been incorporated, used, or embedded in, integrated or combined with, or required for the use of any Company Software in a manner that subjects such Company Software to a requirement that such Company Software be (i) disclosed or distributed in source code form, (ii) licensed, including for the purpose of modifying or making derivative works of, or with permission to reverse engineer, such Company Software, or (iii) distributed or licensed without charge.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no source code for the Company Software has been disclosed, delivered or licensed to any Person, other than employees, contractors and service providers of the Company and its Subsidiaries involved in the development of the Company Software.

(h) Each present or past employee, officer, consultant or any other Person who developed any material Company Intellectual Property (including any material Company Software) has executed a valid and enforceable Contract with the Company or one of its Subsidiaries that (i) conveys to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiary, unless such Company Intellectual Property is owned by the Company or its Subsidiary as “works made for hire” pursuant to the Copyright Act of 1976 (17. U.S.C. § 101) or similar Laws of other jurisdictions and (ii) obligates such Person to keep any confidential information, including trade secrets, of the Company and its Subsidiaries confidential both during and after the term of employment or Contract.

3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it.

(ii) The Company and each of its Subsidiaries paid, or have adequately reserved for the payment of, all Taxes that are required to be paid by it.

(iii) Each of the Company, and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other third persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld.

(iv) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(v) To the Knowledge of the Company, no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing that have not been settled or otherwise resolved. In the last two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, or may be subject to tax in that jurisdiction.

(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or otherwise by operation of Law.

(b) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(c) Neither the Company nor any of its Subsidiaries has deferred material Taxes which have not been paid in full or claimed any material Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.

(d) In the last two (2) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(e) Notwithstanding anything contained in this Agreement to the contrary, the Company and its Subsidiaries do not make any representation or warranty with respect to the existence, availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, method of accounting or other Tax attributes of the Company and its Subsidiaries after the Closing Date.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans and separately identifies each material Employee Plan that is subject to the Laws of a jurisdiction other than the United States (each such Employee Plan, a “Foreign Plan”). With respect to each material Employee Plan, the Company has provided to Parent complete, correct and current copies of the following (or, to the extent any such Employee Plan is not written, a summary of the material terms thereof), to the extent applicable: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents, (ii) any currently effective determination letter or opinion letter received from the IRS, (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto, (iv) the most recent summary plan description and any material modifications thereto and (v) for the most recent year, all material, non-routine correspondence from any Governmental Authority regarding the operation or the administration of the Employee Plan.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has during the past six years maintained, sponsored or participated in, contributed to or otherwise had any liability, whether absolute or contingent, with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), or (iii) a plan that is subject to Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Each Employee Plan has, in all material respects, been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualified status, or may rely on such a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.

(d) Employee Plan Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan, other than routine claims for benefits.

(e) No Welfare Benefit Plan. No Employee Plan provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law, and the Company has no present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.

(f) Foreign Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Plan has been administered and operated in compliance with its terms and applicable Law in all respects, (ii) each Foreign Plan required to be filed, registered or approved by a non-U.S. Governmental Authority has been so filed, registered or approved and has been maintained in good standing with applicable regulatory authorities in all respects, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto, in any respect, (iii) each Foreign Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions) and (iv) if a Foreign Plan is intended to qualify for special Tax treatment, such Foreign Plan meets all requirements for such treatment.

(g) No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Transactions could (either alone or in combination with another event) result in (i) any payment or benefit being made by the Company or any of its Subsidiaries that could be characterized as a parachute payment within the meaning of Section 280G of the Code or that could result in a loss of deduction under Section 280G of the Code, (ii) severance pay being owed to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries upon any termination of employment or service after the date of this Agreement, or any material increase thereof, (iii) any material payment, compensation or benefit becoming due to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, or any material increase thereof, (iv) the acceleration of the time of payment or vesting of any material payment, compensation or benefit, (v) any material funding (through a grantor trust or otherwise) of any compensation or benefit, (vi) any other material liability or obligation pursuant to any of the Employee Plans, or (vii) any limitation or restriction on the right of the Company’s or any Company Subsidiary’s ability to merge, materially amend or terminate any of the Employee Plans (except any limitation imposed by applicable Law, if any), except, in each case, as set forth in Section 3.18(g) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary maintains any obligations (whether pursuant to an Employee Plan or otherwise) to gross-up or reimburse any individual for any Taxes incurred by such individual, including those payable under Sections 409A or 4999 of the Code.

3.19 Labor Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment of labor (including employees, prospective employment of applicants and engagement of individual independent contractors), including those relating to labor management relations, wages, hours, overtime, pay equity, child labor, employee classification, classification of individual consultants and independent contractors, discrimination, sexual harassment, workplace harassment, civil rights, affirmative action, work authorization, background checks, drug testing, immigration, whistleblower, retaliation, leaves of absence, plant closings and mass layoffs (including the WARN Act), relocations, safety and health, information privacy and security, unemployment insurance, workers’ compensation, and the payment and withholding of employment-related Taxes.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the collective bargaining agreements, works council agreements or other similar Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees or other individual service providers of the Company or any of its Subsidiaries with regard to their employment or engagement with the Company or any of its Subsidiaries. Since January 1, 2021, there has been no strike, lockout, slowdown, or work stoppage by employees or other individual service providers against the Company or any of its Subsidiaries pending or threatened in writing directly against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act that remains unsatisfied except as would not be reasonably expected to result in a material liability for the Company. Within the last three months of the date hereof, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law.

(d) Since January 1, 2021, no allegations of sexual or other unlawful harassment or discrimination have been made internally, or the Knowledge of the Company externally, against any director, officer or employee above the level of manager of the Company or any of its Subsidiaries except as would not be reasonably expected to result in a material liability for the Company or any of its Subsidiaries. During such period, neither the Company nor any Company Subsidiary has been involved in any Legal Proceedings or settlements involving such matters or persons.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2021 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21 Data Privacy.

(a) To the Knowledge of the Company, since January 1, 2021, the Company and its Subsidiaries have not experienced a Data Breach. The Company and its Subsidiaries have, since January 1, 2021, complied in all material respects with all Privacy Laws, all statements in the Company’s applicable written privacy policies then in effect, and all material provisions in any Contracts to which the Company or its Subsidiaries are a party concerning the Processing of Personal Data. (together, the “Data Privacy Requirements”). There are no actions or investigations pending or threatened in writing, or, to the Knowledge of the Company, otherwise threatened against the Company or its Subsidiaries concerning the Data Privacy Requirements. The consummation of the Transactions will not, in any material respect, breach or otherwise cause any violation of any Data Privacy Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person.

(b) The Company, the Company and each of its Subsidiaries have implemented and maintained since January 1, 2021, at least commercially reasonable industry standard measures designed to protect the confidentiality, security and integrity of their information technology systems and all confidential and Personal Information Processed thereby, and maintained a commercially reasonable information security program that is designed to comply, in all material respects, with all applicable Privacy Laws, that includes at least industry standard data security, disaster recovery and business continuity plans, procedures and facilities. The Company and each of its Subsidiaries’ data security programs are designed to incorporate, in all material respects and substantially consistent with industry standards, risk assessments and penetration testing, access rights and controls, encryption, and processes designed to ensure that vendors and data processors engaged by the Company and its Subsidiaries to Process Personal Information comply with the Data Privacy Requirements and maintain appropriate data security measures.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings other than any Transaction Litigation brought after the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, as of the date hereof, against any present or former officer or director of the Company or any of its Subsidiaries in their capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order that would prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24 Anti-Corruption Compliance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director or employee of the Company or its Subsidiaries has, since January 1, 2018, (i) violated, been charged with or convicted of violating, or received any notice, request, complaint, subpoena, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a violation of, any provision of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable Laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery) (the “Anti-Corruption Laws”). The Company and all Subsidiaries have guidance in place regarding compliance with all applicable Anti-Corruption Laws.

3.25 Brokers. Except for Houlihan Lokey Capital, Inc., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 Company Information The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.28 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, the Company is not relying on, and has not relied on, any representation or warranty made, or information provided, by or on behalf of Parent or Merger Sub, in each case, regarding either Parent or Merger Sub, its or their business, this Agreement, the transactions contemplated hereby, or any other related matter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable Other Applicable Antitrust Laws; (iv) the filing of any foreign direct investment filings required under applicable Law and obtaining approval with respect thereto; and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 No Foreign Person. As a result of the Merger and the other transactions contemplated by this Agreement, no foreign person affiliated with Parent, whether affiliated as a limited partner, co-investor, or otherwise, will obtain through Parent or otherwise any of the following: (i) “control” (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company (which will not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture the Company’s products, including processes, techniques, or methods; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any involvement (other than through voting of shares) in substantive decision making of the Company regarding the use, development, acquisition or release of any of the Company’s “critical technologies” (as defined in the DPA).

4.6 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.7 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “associates” or “affiliates” (as such terms are defined in Section 203 of the DGCL) (a) has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.8 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.9 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with any debt financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.10 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.11 Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantor in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Guarantor under the Guarantee.

4.12 Financing.

(a) Commitment Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein for the purpose of funding the transactions contemplated hereby and thereby (the “Equity Financing”) and (ii) a duly executed debt commitment letter dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the Debt Financing Sources, relating to the commitment of the Debt Financing Sources to provide, or cause to be provided, and subject to the terms and conditions thereof, the amount of the debt financing stated therein (collectively, the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof.

(b) No Amendments. As of the date hereof, (i) the Commitment Letters have not been amended or modified; (ii) to the knowledge of Parent, no terms thereunder have been waived; (iii) no such amendment, modification or waiver is contemplated by Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person (other than joinder documentation relating to the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of the Debt Commitment Letter related to Debt Financing); and (iv) the commitments contained in the Commitment Letters have not been withdrawn, terminated, replaced or rescinded in any respect and no such withdrawal, termination, replacement or rescission is contemplated by Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person. There are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof that would, or would reasonably be expected to, (A) impair the enforceability of the Commitment Letters, (B) reduce the aggregate amount of the Financing required to fund the Required Amount, (C) impose new or additional conditions precedent to funding of the Financing contemplated by the Commitment Letters to be funded at Closing, or (D) otherwise adversely expand, amend or modify any of the conditions precedent to funding of the Financing contemplated by the Commitment Letters to be funded at Closing, or otherwise adversely expand, amend or modify any other provision of the Commitment Letters, in the case of clauses (C) and (D), in a manner that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Closing.

(c) Sufficiency of Financing. Upon the funding of the Financing, assuming the accuracy of the representations and warranties of the Company in Article III and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, the aggregate proceeds of the Financing will be sufficient to (i) make all payments required by Company, Parent and Merger Sub under this Agreement at Closing that are necessary to consummate the Transactions (including the payment of all amounts payable by each of the foregoing pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid by the Company, Parent or Merger Sub in connection with the Merger and the Financing (together, the “Required Amount”).

(d) Validity. Each of the Commitment Letters (in the form delivered by Parent to the Company as of the date hereof) is in full force and effect with respect to, and constitutes, the legal, valid and binding obligations of, Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms subject to the Enforceability Exceptions. Other than as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to provide the funding of the full proceeds of the Financing. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, Parent and Merger Sub have no reason to believe that they would be unable to satisfy any of the conditions precedent to the Financing set forth in the Commitment Letters required to be satisfied by them and in their control. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) constitute a default or breach on the part of the Debt Financing Sources pursuant to the Debt Commitment Letter, (ii) result in the failure of any condition precedent in the Commitment Letters to the funding of the Financing contemplated by the Commitment Letters to be funded at Closing, or (iii) otherwise result in any portion of the Financing contemplated by the Commitment Letters to be funded at Closing to be unavailable at Closing or materially delayed. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any condition precedent to the funding of the Financing contemplated by the Commitment Letters to be funded at Closing or (B) the Financing contemplated by the Commitment Letters to be funded at Closing will not be available to Parent on the Closing Date.

(e) No Exclusive Arrangements. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

4.13 Stockholder and Management Arrangements. None of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.14 Solvency. As of the Effective Time, assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.2, and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated and going concern basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated and going concern basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (a) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (b) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

4.15 Interests in Competitors. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries has acquired, or has agreed to acquire, in any manner (including by purchasing a substantial portion of the assets of or equity in) any business or any corporation, partnership, association or other business organization or division thereof that could reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period under any Antitrust Law; (b) materially increase the risk of any Governmental Authority seeking or entering an order, judgment, decree, injunction or ruling of any Governmental Authority prohibiting the consummation of the Merger; (c) materially increase the risk of not being able to remove any such order, judgment, decree, injunction or ruling of any Governmental Authority on appeal or otherwise; or (d) delay, restrain or prevent the consummation of the Merger.

4.16 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them

(including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.17 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.18 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within (i) five (5) Business Days after a written request by the Company for such consent or (ii) one (1) Business

Day after a written request by the Company for such consent that states that such request is being made in response to an emergency or exigent circumstance), or (e) as necessary or advisable in response to COVID-19 and any COVID-19 Measures, including to (i) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (ii) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures (all such exceptions, the “Covenant Exceptions”), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business, and preserve intact in all material respects is significant commercial relationships with third parties; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2.

5.2 Forbearance Covenants. During the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to (in each case, subject to the Covenant Exceptions):

(a) amend the Organizational Documents of the Company or any of its Subsidiaries;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except (upon the vesting, exercise or settlement of, Company Options, Company RSUs, Company PSUs or purchase rights granted pursuant to the Company ESPP, in each case, in effect on the date of this Agreement;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting and settlement of Company RSUs or Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) or modify the terms of any shares of its capital stock or other equity or voting interest or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (C) performance bonds and surety bonds entered into in the ordinary course of business, (D) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries and (E) any additional indebtedness for borrowed money in an amount not to exceed $1 million in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) through (C), or (ii) incur, assume or otherwise permit any lien to exist on any asset of the Company or any of its Subsidiaries (other than any Permitted Lien);

(g) (i) enter into, adopt, amend or modify (including to accelerate the vesting or funding of any benefits under), or terminate any Employee Plan; (ii) increase the compensation of any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries with an annual base salary or wages (or in the case of non-employee service providers, equivalent compensation) in excess of $150,000; or (iii) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries with an annual base salary or wages (or in the case of non-employee service providers, equivalent compensation) in excess of $150,000, except, in the case of (i), in conjunction with the annual renewal or plan design changes for Employee Plans that are health and welfare plans subject to ERISA; provided, that such actions do not materially increase the cost to the Company and its Subsidiaries;

(h) settle, release, waive or compromise any pending or threatened Legal Proceeding other than (i) for an amount not in excess of $5 million individually or $10 million in the aggregate, (ii) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (iii) settlements of any Legal Proceedings for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company; provided, in each case, no equitable relief has been given;

(i) (A) change the Company’s or its Subsidiaries’ principles of financial accounting or annual accounting period, or (B) revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of business, in each case, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(j) make or change any material Tax election, or settle any material Tax claim or assessment with any Governmental Authority; consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than as the result of extending the due date of a Tax Return); amend, refile, modify or otherwise change any material Tax Return; enter into a closing agreement with any Governmental Authority relating to any Tax; or surrender any right to claim a material Tax refund;

(k) incur or commit to incur any capital expenditures other than (i) during fiscal year 2023, amounts not in excess of 100% of the capital expenditure budget for the fiscal year 2023, set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”); or (ii) pursuant to obligations imposed by any Contract in effect as of the date of this Agreement;

(l) enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired or will be expiring in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided, that any Material Contract described by the definition set forth in Section 1.1(ddd)(vii) shall be exclusively governed by Section 5.2(f);

(m) acquire any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company;

(n) sell, assign, transfer, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, other than such sales, assignments, transfers, or other dispositions that are in the ordinary course of business and do not have a purchase price that exceeds $200,000 individually or $1 million in the aggregate;

(o) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(p) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(q) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related    expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; (iii) loans, advances or capital contributions to, or investments in, any direct or indirect wholly-owned Subsidiaries of the Company; and (iv) advances in connection with indemnification obligations pursuant to the Company’s bylaws or indemnification agreements entered into between the Company and current and former directors, officers and employees that are in effect as of the date of this Agreement;

(r) sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber, or otherwise dispose of any material Company Intellectual Property, other than (i) the grant of non-exclusive licenses in the ordinary course of business and (ii) pledges or encumbrances under the Company Credit Agreement as in effect on the date hereof;

(s) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(t) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or

(u) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the final sentence of this Section 5.3(a), and subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not instruct, authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any information relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal); (iv) approve, endorse or recommend an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement under the circumstances described in Section 5.3(b) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), after the date of this Agreement, the Company shall request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into in connection with its consideration of an Acquisition Transaction at any time within the six (6) month period immediately preceding the date hereof, and shall promptly cease and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately cease, (A) any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal by such Person, in each case that exists as of the date of this Agreement, (B) all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions, and (C) providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably likely to be inconsistent with its fiduciary duties under applicable Law).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that did not result from any material breach of this Section 5.3 and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, that subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person.

(c) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least three (3) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify in reasonable detail the basis for such Company Board Recommendation Change; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Equity Commitment Letter so that the Company Board (or such committee thereof) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; or

(ii) if the Company has received a bona fide Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and which did not result from any material breach of this Section 5.3, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and

(2) (i) the Company has provided prior written notice to Parent at least three (3) Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(1), the “Notice Period”), which notice shall state (A) that the Company has received a bona fide Acquisition Proposal that has not been withdrawn and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, (B) the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal and (C) that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(c)(ii) absent revisions to the terms and conditions of this Agreement; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Equity Commitment Letter so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(1) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be two (2) Business Days; and

(3) in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii).

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing, which request is transmitted after any public disclosure of an Acquisition Proposal (provided that the Company will have no obligation to make such reaffirmation on more than two separate occasions); (D) make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a tender or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3, but that refraining from taking a position with respect to a tender or exchange offer beyond such ten (10) Business Day period would be considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal; (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; (3) the public disclosure by the Company of such determination; or (4) the delivery by the Company of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any Acquisition Proposal or any bona fide offers or proposals that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives.

Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or bona fide offers or proposals; (ii) a copy of any such Acquisition Proposals or bona fide offers or proposals made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives; and (iii) a summary of the material terms and conditions of any such Acquisition Proposals or bona fide offers or proposals not made in writing. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or bona fide offers or proposals (including any amendments thereto) and the status of any related discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders required by applicable securities Laws with regard to the Transactions or an Acquisition Proposal, it being understood that any such disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(c). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.3(c)), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts (i) to take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (A) causing the conditions to the Merger set forth in Article VII to be satisfied and (B) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities or third Persons in connection with any Material Contracts and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to, nor may the Company or any of its Subsidiaries, without the prior written consent of Parent, agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) within fifteen (15) days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act; and (ii) as promptly as practicable, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter (the “Other Applicable Antitrust Laws”) in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) as promptly as practicable any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take (and cause their Affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any Other Applicable Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Other

Applicable Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least five (5) Business Days prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any Other Applicable Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Parties, which shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), withdraw the Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act one or more times and shall refile on a date agreed upon between outside counsel for Parent and the Company.

(b) Limitations on Efforts. Notwithstanding anything in this Agreement to the contrary, in connection with obtaining clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any Other Applicable Antitrust Laws applicable to the Merger, in no event shall (i) Parent or Merger Sub be obligated to (or to cause their respective Affiliates to) (A) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to limit itself, its Subsidiaries, or the right of Parent or any of its Affiliates to own or operate any businesses or assets, including all or any portion of the businesses or assets of the Surviving Corporation or (B) oppose, including by defending through litigation, any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger or (ii) the Company or any of its Affiliates discuss or commit to any divestiture transaction, or discuss or commit to alter the Company’s businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product lines or assets of, the Surviving Corporation or otherwise receive the full benefits of this Agreement.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries and, with respect to Parent, Guarantor to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would cause such information to cease to benefit from legal privilege, or otherwise not be permitted under applicable Law or Contract. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, after (to the extent reasonably practicable) prior, good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, shall have primary responsibility for directing and implementing the general strategy for obtaining all authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause each of their Subsidiaries and Guarantor not to enter into, agree to enter into, or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, or take any other actions that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent and its Subsidiaries to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, (ii) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (iii) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger and the other Transactions.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (but in no event later than thirty (30) days after the date of this Agreement), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Company Stockholders in connection with the Company Stockholder Meeting. Subject to Section 5.3, the Company shall (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall ensure that (i) on the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder meeting, the Proxy Statement and any Other Required Company Filing does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement and any Other Required Company Filing complies as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file, amend, modify, or supplement the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to Section 5.3, the Company shall take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval; provided, however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the thirtieth (30th) day following the mailing of the Proxy Statement. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable Law in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

6.5 Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing, in each case, in a manner that would reasonably be expected to prevent or delay the ability of Parent to consummate the Closing; or (iii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b) No Amendments to Debt Commitment Letter. Subject to the terms and conditions of this Agreement, Parent may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letter and may obtain financing in substitution of all or a portion of the Debt Financing, only so long as such amendment, modification, waiver or replacement would not, or would not reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing, including any reduction in the aggregate principal amount of Debt Financing, such that the aggregate proceeds from Debt Financing (after taking into account amounts available under the Equity Financing and other cash available to the Company) would not be sufficient to pay the Required Amount; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or any other terms to the Debt Financing, in each case, in a manner that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Closing; or (iii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or otherwise to timely consummate the Transactions (it being understood that Parent may amend any Commitment Letter related to Debt Financing to add lenders, investors, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Commitment Letters as of the date of this Agreement). Any reference in this Agreement (other than Section 4.12) to (1) the “Debt Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Debt Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.    Upon the reasonable request of the Company, Parent shall inform the Company on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive agreements related to the Financing). Parent shall give the Company reasonably prompt notice (A) upon having knowledge of any actual breach or default by any Debt Financing Sources under or in respect of any of Debt Commitment Letter or any termination of any of the Debt Commitment Letter and (B) if for any reason Parent or Merger Sub believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive agreements relating to the Financing, as the case may be.

(c) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to and within the control of Parent in the Commitment Letters; (iii) consummate the Financing at or prior to the Closing; and (iv) if all conditions to Financing are, or upon funding of Debt Financing will be, satisfied, cause the other parties to the Commitment Letters to comply with their obligations thereunder and to fund at or prior to the Closing, the Financing required to satisfy the Required Amount. Notwithstanding anything to the contrary contained herein, it is understood and agreed that nothing contained in this Section 6.5 shall require Parent to pay material financing fees to any of the Debt Financing Sources in excess of those contemplated by the Debt Commitment Letter (including after giving effect to any flex or ticking fees set forth therein).

(d) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (i) bring any enforcement action against any source of the Debt Financing to enforce its rights pursuant to the Debt Commitment Letter (it being understood that Parent will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

(e) Alternate Debt Financing. In the event that all or any portion of Debt Financing becomes unavailable and such portion is reasonably required to fund the Required Amount (after taking into account amounts available under the Equity Financing, any remaining Debt Financing and other cash available to the Company), Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, substitute financing (on terms and conditions that are not less favorable to Parent than the terms and conditions set forth in the Debt Commitment Letter in effect as of the date hereof relating to the Debt Financing to be replaced from the same or alternative sources in an amount sufficient after taking into account amounts available under the Equity Financing, any remaining Debt Financing and other cash available to the Company), to fund the Required Amount (the “Alternate Debt Financing”), it being understood that if Parent proceeds with any Alternative Debt Financing, Parent shall be subject to the same obligations with respect to such Alternative Debt Financing as set forth in this Agreement with respect to the Debt Financing. All references in this Agreement (other than Section 4.12) to the term “Debt Financing” shall be deemed to include such Alternate Financing and all references in this Agreement (other than Section 4.12) to the “Debt Commitment Letter relating to the Debt Financing” shall include any commitment letter or similar document for the Alternate Financing.

6.6 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries and their respective officers, employees and advisors, to use their respective reasonable best efforts, to provide Parent with all customary cooperation as is reasonably requested by Parent to arrange, syndicate and obtain the Debt Financing, including using reasonable best efforts in:

(i) (A) furnishing Parent and the Debt Financing Sources with financial information relating to the Company and its Subsidiaries that is customarily required in financings similar to the Debt Financing (it being understood and agreed that such material shall be deemed furnished if it is filed by the Company with the SEC and available on the SEC’s EDGAR website), and (B) causing management of the Company to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies to the extent customary for the Debt Financing at times and locations to be mutually agreed;

(ii) providing reasonable and customary assistance to Parent with the preparation of customary marketing materials, rating agency presentations and bank information memoranda required in connection with the Debt Financing (including executing and delivering customary authorization letters);

(iii) facilitating the pledging of collateral and granting of security interests in respect of the Debt Financing (including (x) cooperation in connection with the pay-off of Company Indebtedness and the release of related guarantees and liens and (y) assisting Parent in connection with the preparation of (but not executing) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent (including to deliver any original stock certificates and related powers and any original promissory notes and related powers), it being understood that such pledge and such documents will not take effect until the Effective Time;

(iv) taking all reasonable actions necessary to (A) permit the Debt Financing Sources to evaluate the Company and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and assist with other collateral audits, collateral appraisals, field examinations and due diligence examinations, and (B) establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing (not to be effective prior to the Closing unless the Company otherwise agrees);

(v) furnishing Parent and the Debt Financing Sources, as promptly as reasonably practical, with to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;

(vi) assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or of the type required by the Commitment Letters related to the Debt Financing; it being agreed that nothing will require the Company or its Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or any description of all or any portion of the Financing;

(vii) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that no such corporate or other action will take effect prior to the Closing and the directors of the Company will not approve the Debt Financing prior to the Closing Date; and

(viii) at least four (4) Business Days prior to the Closing Date, furnishing Parent and the Debt Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least nine (9) Business Days prior to the Closing Date.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses arising from Debt Financing prior to the Effective Time that is not advanced by Parent; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iii) give any indemnities that are effective prior to the Effective Time; (iv) provide or prepare (and Parent and Merger Sub shall be solely responsible for the preparation of) pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information; (v) pay any commitment or other fee for the Debt Financing not reimbursed prior to Closing; (vi) provide Regulation S-X compliant financial statements; (vii) provide any certificate, comfort letter or opinion of any of its Representatives that is effective prior to the Effective Time (other than, for the avoidance of doubt, any customary authorization letters contemplated by the Debt Financing); (viii) provide access to or disclose any information to Parent or Merger Sub or their respective Representatives to the extent such disclosure would, in its reasonable determination, jeopardize the attorney-client privilege, attorney work product protections, or similar protections or violate any applicable Law or Contract (provided that the Company will promptly inform Parent and Merger Sub if any such information is being withheld hereunder and use commercially reasonable efforts to provide such access or information in an alternative manner so as to not violate such applicable Law, Contract or attorney-client privilege (including entering into a reasonable joint defense agreement)); (ix) deliver any waiver, estoppel, access agreement, subordination, non-disturbance and attornment agreement or similar real estate deliverable in respect of any Leased Real Property prior to the Closing unless otherwise required under this Agreement; or (x) take any action that would (A) unreasonably interfere with the conduct of the operations or business of the Company or any of its Subsidiaries, taken as a whole, or would reasonably be expected to cause material competitive harm to the business of the Company or any of its Subsidiaries, taken as a whole, if the Transactions are not consummated, (B) breach any confidentiality obligations applicable to the Company and its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (C) cause the Company or its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement, (D) prior to the Effective Time, conflict with the Organizational Documents of the Company or any of its Subsidiaries or any applicable Law or Governmental Authorization as in effect on the date hereof, (E) prior to the Effective Time, result in the contravention of, a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party as of the date hereof, (F) change any fiscal period, or (G) authorize any corporate or similar action prior to the Closing other than as provided above. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action under this Section 6.6 pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to the Debt Financing (other than any customary authorization letters contemplated by the Debt Financing) or adopt resolutions approving the agreements, documents and/or instruments pursuant to which such Debt Financing is obtained or pledge any collateral with respect to any Debt Financing, in each case, that is effective prior to the Effective Time; it being understood and agreed that any such agreement, certificate, resolution or instrument executed and delivered by any officer or board members of the Company or its Subsidiaries shall be effective substantially contemporaneously with the Effective Time. Nothing in this Section 6.6 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that any such certificate, opinion or resolution executed and delivered by any officer or board members of the Surviving Corporation shall be effective substantially contemporaneously with the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates that are effective prior to the Effective time.

(c) Company Indebtedness.

(i) Not less than three (3) Business Days prior to the Effective Time, with respect to the Company Indebtedness, the Company shall deliver to Parent payoff letters in customary and draft form from the lenders with respect to the Company Credit Agreements, stating the amounts required to be paid to satisfy in full all obligations thereunder and to effect the release of any related guarantees, liens or other security interests (subject to the payment thereof at the Effective Time) with the final executed copies to be delivered to Parent not less than one (1) Business Day prior to the Effective Time (together with applicable releases of all guarantees and liens on the assets and properties of the Company and its Subsidiaries securing such Indebtedness, in form and substance reasonably satisfactory to Parent).

(ii) At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness and upon the receipt thereof, substantially concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e) Confidentiality. All confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by customary confidentiality undertakings which are, in all material respects, the same as the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f) Reimbursement. In the event the Closing shall not occur, promptly upon request by the Company, Parent shall reimburse the Company and its Subsidiaries or their respective Representatives for any reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6 other than (i) any ordinary course amounts payable to employees of Seller, the Company and its Subsidiaries with respect to services provided prior to the Closing and (ii) any amounts incurred in connection with the preparation of historical financial statements and payoff letters referenced above.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (except to the extent that any of the foregoing arises from the bad faith, gross negligence, actual fraud, or willful misconduct of any such Person or arises from information provided in writing by or on behalf of the Company or its Representatives specifically for use in connection with the Debt Financing).

(h) No Exclusive Arrangements. In no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(i) No Debt Financing Condition. Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain the Debt Financing.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, subject to restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company for purposes that are, in good faith, directly and actually related to, and explicitly necessary for, the consummation of the Merger and the purpose of planning for integration following the consummation of the Merger, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such

Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company or other Person designated by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnification Obligation. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents and each of their heirs, executors and administrators (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time and each of their heirs, executors and administrators), on the other hand. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and

Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnified Persons. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each current or former director or officer of the Company or any of its Subsidiaries prior to the Effective Time who is entitled to indemnification pursuant to the Organizational Documents of the Company or its Subsidiaries (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, trustee or fiduciary of another Person (including any employee benefit plan), to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (w) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (x) each Indemnified Person will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding, (y) the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, subject to the execution by such Indemnified Person of appropriate undertakings in favor of the indemnifying parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgement of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.10(b) and (z) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Employment; Benefits. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee for a period of twelve months following the Effective Time (the “Continuation Period”) (i) base salary or wage rate and target annual (or other shorter periodic performance-based) cash incentive opportunities (including annual bonus and commission but excluding any equity-based, retention, change in control or transaction compensation) at levels that are substantially comparable in the aggregate to those in effect for such Continuing Employee under the Employee Plans as of the Effective Time and (ii) through December 31, 2023, health and welfare benefit plans (excluding any retirement, severance, retention, change in control, transaction or similar plans, subject to applicable Law) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time. During the Continuation Period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits (other than any change in control provisions) to eligible employees at levels that are substantially comparable in the aggregate to those in effect for such Continuing Employee as of the Effective Time and that are as set forth in Section 6.11(a) of the Company Disclosure Letter.

(b) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use reasonable commercial efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, equity or equity-based incentive compensation and severance entitlement or termination pay), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use reasonable commercial efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan in which such Continuing Employee participates immediately prior to the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan to be credited with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(c) Company Incentive Plans. With respect to each of the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), for fiscal year 2023, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the applicable Annual Bonus payment date, at the same time or times that Parent, the Surviving Corporation or their applicable Affiliate pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year.

(d) Collective Bargaining Agreements. Notwithstanding anything in this Section 6.11 to the contrary, the terms and conditions of employment for any employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization set forth in Section 6.11(d) of the Company Disclosure Letter shall be governed by such applicable agreement.

(e) 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company shall cause the 401(k) Plan to be terminated. The Company shall provide Parent with the resolution to terminate the 401(k) Plan no later than ten (10) days prior to the Closing Date and shall consider any revisions to such resolution by Parent in good faith. The Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as of such date as Parent may reasonably require. The Continuing Employees shall be permitted to roll over distributions from the 401(k) Plan, including outstanding loans under the 401(k) Plan, to a qualified retirement plan sponsored by Parent or one of its Affiliates.

(f) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11(f) will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan or any other compensation or benefit plans maintained for or provided to employees of the Company and its Subsidiaries or any other persons prior to or following the Effective Time; (iii) create any third party beneficiary rights in any Continuing Employee or former employee or other individual service provider of the Company or any of its Subsidiaries (or beneficiary or dependent thereof); or (iv) constitute a limitation on the rights to amend, modify or terminate any Employee Plan or any such other plans or arrangements of Parent or any of its Subsidiaries.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided, that the Company shall not be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13; provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the Parties or with the Guarantor or Debt Financing Sources regarding this Agreement, the Merger, the Equity Financing, or the Debt Financing.

6.14 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege or attorney work product is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority.

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17 Parent Vote. Effective immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub (with a copy sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

6.18 Certain Arrangements. Without the prior consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods pursuant to the Other Applicable Antitrust Laws will have occurred or been obtained (as applicable).

(c) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.4, Section 3.7(c), Section 3.7(d), Section 3.7(e), and Section 3.25 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and, if qualified by Company Material Adverse Effect or other materiality qualifications, shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects only as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) and Section 3.7(b) shall be true and correct in all respects except for de minimis inaccuracies on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing

Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or permanently enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on November 20, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Requisite Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach or failure to perform is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this

Section (e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent fails to terminate this Agreement pursuant to this Section 8.1(f) prior to 11:59 p.m., Eastern Time, on the date which is ten (10) Business Days after Parent is notified in writing that the Company Board has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal, if (i) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (ii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal, and (iii) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; or

(i) by the Company, (A) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing) or waived, (B) Parent and Merger Sub fail to consummate the Transactions by the date required pursuant to Section 2.3, (C) the Company has confirmed to Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, then the Company stands ready, willing, and able to consummate, and irrevocably consents to consummate, the Closing,

(D) the Company gives Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i), and (E) the Closing has not been consummated by the end of such three (3) Business Day period (it being understood that notwithstanding anything contrary in this Agreement, Parent will not be permitted to terminate this Agreement during such three (3) Business Day period).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties of the facts and circumstances forming the basis for such termination specifying in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, but subject to Section 8.3(g), no termination of this Agreement will relieve any Party from any liability for fraud or any willful breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall timely pay or cause to be paid all transfer, registration, stamp, documentary, sales, use, gains, real property transfer and other similar Taxes or fees (including any penalties and interest thereon) arising out of or in connection with the consummation of the Merger (“Transfer Taxes”). Parent shall, at its sole expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, that it is required by Law to file.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d), or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal has been publicly announced or publicly disclosed; and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall prior to or concurrently with the consummation of such Acquisition Transaction pay to Parent the Company Termination Fee (less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 8.3(d)) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Termination Fee. Parent shall pay the Company promptly (and in any event within three Business Days) a termination fee of twenty nine million four hundred and forty-five thousand dollars (the “Parent Termination Fee”) in the event this Agreement is terminated (i) by the Company pursuant to Section 8.1(g) or Section 8.1(i) or (ii) by the Company or Parent pursuant to Section 8.1(c) (at a time at which the Company had the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i)). The Parent Termination Fee shall be paid to the Company by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Parent Expenses. In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(d), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of four million five hundred and thirty thousand dollars (the “Expense Reimbursement Cap”); provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(d), (i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b) and (ii) shall not relieve the Company from any liability or damage resulting from fraud or any willful breach of this Agreement.

(e) Single Payment Only. The Parties acknowledge and agree that in no event will Parent or the Company be required to pay the Parent Termination Fee or Company Termination Fee, as applicable, on more than one occasion, whether or not the Parent Termination Fee or the Company Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(f) Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Merger, (ii) each of the Parent Termination Fee and the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 8.3(b), Section 8.3(c) or Section 8.3(d) and, in order to obtain such payment, the recipient Party commences a Legal Proceeding that results in a judgment against the non-paying Party for the amount set forth in Section 8.3(b), Section 8.3(c) or Section 8.3(d) or any portion thereof, the non-paying Party shall pay to the recipient Party the recipient Party’s out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(g) Sole Remedy.

(i) The Parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (A) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (B) payment of any monetary damages (other than with respect to the Specified Provisions), including all or any portion of the Parent Termination Fee. The Parent Related Parties are intended third party beneficiaries of this Section 8.3(g).

(ii) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) and the Company’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and its Affiliates against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby (in each case, other than with respect to the Specified Provisions), and upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to the Company or any of its Subsidiaries relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Guarantee or the Equity Commitment Letter) or the transactions contemplated hereby and thereby (except, in each case, that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Specified Provisions). The Parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of monetary damages (other than with respect to the Specified Provisions) in accordance with this Section 8.3(g). The Parent Related Parties are intended third party beneficiaries of this Section 8.3(g)(ii). In no event shall Parent or Merger Sub have liability for monetary damages other than payment of the Parent Termination Fee plus any amounts owed by Parent under the Specified Provisions, and such amounts shall be the maximum aggregate liability of Parent and Merger Sub hereunder.

(iii) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), Parent’s receipt of Parent Expenses to the extent owed pursuant to Section 8.3(d) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby (in each case, other than with respect to the Specified Provisions), and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except, in each case, that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Specified Provisions). The Company Related Parties are intended third party beneficiaries of this Section 8.3(g)(iii). In no event shall the Company or any of its Subsidiaries have liability for monetary damages in the aggregate in excess of the Company Termination Fee (less any portion thereof that has been paid) plus any amounts owed by the Company under the Specified Provisions, and the amount of the Company Termination Fee (plus any amounts owed by the Company under Section 8.3(f)) shall be the maximum aggregate liability of the Company and its Subsidiaries hereunder.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to the provisions set forth in Section 9.15 in any manner materially adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by electronic mail (if the sender does not receive written or electronic notification of delivery failure), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

CB Neptune Holdings, LLC

545 Washington Blvd

Jersey City, NJ 07310

Attn: William Redmond

Email: wredmond@neptuneretailsolutions.com

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Jeffrey D. Marell; Sarah Stasny

E-mail: jmarell@paulweiss.com; sstasny@paulweiss.com

(b) if to the Company (prior to the Effective Time) to:

Quotient Technology Inc.

1260 East Stringham Avenue, Sixth Floor

Salt Lake City, Utah 84106

Attn: Connie Chen

Email: cchen@quotient.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attn: Mike Kennedy and Steve Camahort

Email: mikekennedy@paulhastings.com;

            stevecamahort@paulhastings.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties; provided, that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any wholly-owned Subsidiary or Affiliate of Parent and (b) pledge this Agreement to any lender of Parent as security for the obligation of such lender in respect of providing the Debt Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect Parent’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect. Subject to the immediately preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent, Guarantor and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the Parties.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs or Company PSUs to receive the Per Share Price and the Equity Award Consideration, respectively, in each case after the Effective Time, (c) as set forth in or contemplated by Section 8.3(g), (d) as set forth in or contemplated by clause (vii) of Section 9.15 and (e) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, or if the Guarantor wrongfully terminates or willfully breaches the Guarantee, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of Company Common Stock, Company Options, Company RSUs and Company PSUs.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) except as provided in Section 9.8(b)(ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of this Agreement or the Equity Commitment Letter to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement or to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedy to enforce the terms of the Equity Commitment Letter against Parent and to cause the Equity Financing to be funded and to cause Parent to effect the Closing in accordance with Section 2.3, in each case, only if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived by Parent, (B) the Debt Financing has been or would be funded at the Closing assuming the Equity Financing is funded, (C) the Company has confirmed in writing that if specific performance is granted and the Financing is funded, then it stands ready, willing and able to consummate the Closing, and (D) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 2.3 and two (2) Business Days following the delivery of such Company confirmation. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, the Company and its Affiliates and their direct and indirect equityholders shall not have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source based on, in respect of, or by reason of the transactions contemplated hereby, including, but not limited to, any dispute related to or arising from the Debt Financing, the Debt Commitment Letter or the performance thereof, or otherwise in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source.

(iii) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, ANY DEBT FINANCING, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING, INCLUDING AGAINST ANY OF THE DEBT FINANCING SOURCES. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) or Company Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, and each other party hereto: (i) agrees that any Legal Proceeding, whether in Law or in equity, whether in Contract or in tort or otherwise, by or against any Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, and such Legal Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Legal Proceeding of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company in any such Legal Proceeding shall be effective if notice is given in accordance with Section 9.2, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Related Parties will have any liability or obligations to the Company, the Subsidiaries of the Company, the Representatives and the Affiliates and representatives of the foregoing (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in Contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, Section 6.5(d)(i) (it being understood and agreed, for the avoidance of doubt, that the foregoing shall not serve to modify or otherwise limit the right to bring any enforcement action against any source of the Debt Financing to enforce Parent’s or any of Parent’s subsidiary’s or affiliate’s rights pursuant to the Debt Commitment Letter), the last sentence of Section 8.4, clause (b) of the proviso to the first sentence of Section 9.3, the last sentence of Section 9.8(b)(ii) and this Section 9.15, and (viii) Section 6.5(d)(i) the last sentence of Section 8.4, clause (b) of the proviso to the first sentence of Section 9.3, the last sentence of Section 9.8(b)(ii), this Section 9.15 and the definitions of “Debt Financing Sources” and “Debt Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions) in any way materially adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or the Transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CB NEPTUNE HOLDINGS, LLC

/s/ William E. Redmond, Jr.
Name: William E. Redmond, Jr.
Title: Chief Executive Officer

NRS MERGER SUB INC.

/s/ William E. Redmond, Jr.
Name: William E. Redmond, Jr.
Title: President

QUOTIENT TECHNOLOGY INC.

By:	/s/ Matthew Krepsik
Name:	Matthew Krepsik
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (“Agreement”), dated as of June 20, 2023, is by and among CB Neptune Holdings, LLC, a Delaware limited liability company (“Parent”), NRS Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Quotient Technology Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, as of the date of this Agreement, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by the Stockholders as of the date of this Agreement (collectively, the “Owned Shares” and, together with any additional shares of Company Common Stock or other voting securities of the Company of which a Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any equity awards), the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and to proceed with the Transactions, Parent, Merger Sub and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that each of Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

(a) “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(b) “Termination Date” means the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the receipt of Company Stockholder Approval and the inspectors’ certification of the voting results thereat, and (iv) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the prior written consent of the Stockholders, that (A) diminishes (in any amount) the Per Share Price to be received by the stockholders of the Company, (B) changes the forms of consideration payable to the stockholders of the Company, (C) extends the Termination Date or (D) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger or affect any of the material terms of Article II (The Merger; Effects of the Merger), Section 5.3 (No Solicitation); Article VII (Conditions to Consummation of the Merger) or the defined terms used in such Sections or Articles of the Merger Agreement.

(c) A Person will be deemed to have effected a “Transfer” of a security if such Person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by operation of law or otherwise, including by way of Constructive Disposition) of such security or any interest in such security, in each case, other than by testamentary disposition, (ii) creates or permits to exist any liens (other than Permitted Liens), (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).

2. Transfer Restrictions. From the date of this Agreement until the Termination Date, the Stockholders shall not Transfer (or cause or permit the Transfer of) any of the Covered Shares, or enter into any agreement relating thereto, except with Parent’s prior written consent; provided, however, that the Stockholders may Transfer the Covered Shares pursuant to any trust or will of such Stockholder or by the Laws of intestate succession, provided that, as a condition to any such Transfer, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such shares of Company Common Stock subject to all the terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.

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3. Agreement to Vote.

(a) From the date of this Agreement until the Termination Date, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement, Stockholders shall unconditionally and irrevocably vote, and shall cause or direct to be unconditionally and irrevocably voted, all of the Covered Shares in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of:

(i) in favor of the adoption of the Merger Agreement and each of the Transactions including the Merger;

(ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Company Stockholder Approval on the date on which such meeting is held;

(iii) against (A) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (B) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, delay or impede the consummation of, the Transactions; and

(iv) in favor of any other matter or action necessary to or in furtherance of the consummation of the Transactions.

(b) From the date of this Agreement until the Termination Date, if requested by Parent, each Stockholder shall execute and deliver to Parent a written consent with respect to the Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) approving any matter referenced in sub-clause (i), (ii), or (iv) of Section 3(a) and against the approval of any matter referenced in sub-clause (iii) of Section 3(a). Unless requested by Parent to execute and deliver a written consent in accordance with the first sentence of this Section 3(b), the Stockholders agree not to execute or deliver a written consent relating to any of the matters referenced in sub-clause (i), (ii), (iii) or (iv) of Section 3(a).

(c) The Stockholders shall appear, in person or by proxy, at each meeting of the stockholders of the Company or adjournment or postponement thereof (or otherwise cause its Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. The Stockholders shall vote or cause to be voted all Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) in accordance with this Section 3.

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4. Representations and Warranties of Stockholder. Stockholders hereby represents and warrants to the other parties hereto as follows:

(a) Power; Organization; Binding Agreement. Each Stockholder has full capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement is enforceable against each Stockholder in accordance with its terms, except that such enforceability may be limited by the bankruptcy and equity exceptions as described in Section 3.2 of the Merger Agreement.

(b) No Conflicts. None of the execution and delivery by Stockholders of this Agreement, the performance by each Stockholder of its obligations hereunder or the consummation by Stockholders of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which a Stockholder is a party or by which a Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any lien (other than Permitted Liens of the type contemplated by clauses (iv), (ix), (xiii) and (xiv) of the definition thereof) on any of the assets or properties of a Stockholder, or (iii) violate any applicable Law or Order.

(c) Ownership of Covered Shares. Each Stockholder is the record or beneficial owner of such Stockholder’s Covered Shares. Each Stockholder’s Covered Shares are free and clear of any liens (other than Permitted Liens of the type contemplated by clauses (iv), (ix), (xiii) and (xiv) of the definition thereof) that would materially and adversely affect the ability of such Stockholder to perform its obligations under this Agreement and no person has a right to acquire any of such securities. As of the date of this Agreement, except as set forth on Schedule A, other than the Owned Shares, Stockholders do not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. For the avoidance of doubt, if any such Stockholder owns any securities of the type described in clauses (ii) and (iii) of the preceding sentence, such Stockholder will not be required hereunder to exercise, convert, exchange or take any other action to otherwise accelerate such securities or rights with respect thereto.

(d) Voting Power. Stockholders have the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned beneficially or of record by Stockholders, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

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(e) Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by Stockholders does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.

(g) No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

5. Spousal Consent. If Stockholder is a married individual and any of his, her or their Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule B.

6. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or such Stockholder’s counsel to instruct its transfer agent to put in place a stop transfer order with respect to all of the securities of the Company held of record by such Stockholder (and that this Agreement places limits on the voting and transfer of).

7. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder, will terminate and have no further force or effect as of the Termination Date; provided, that, this Section 7 and Section 8 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 7 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement prior to such termination.

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8. Miscellaneous.

(a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Any purported assignment of this Agreement without the consent required by this Section 8(b) is null and void.

(c) Amendment and Modification; Waiver. This Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s board of directors or equivalent governing body (or duly authorized committee thereof), if such party is other than a natural person, and only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or in equity.

(d) Specific Performance. The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms

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and provisions hereof; (iii) the provisions of this Section 8(d) are not intended to and do not adequately compensate the Company, on the one hand, or the Stockholder, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party hereto’s right to an injunction, specific performance and other equitable relief. The parties hereto agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or the Stockholder, on the other hand; and (2) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company pursuant to this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by electronic mail (if the sender does not receive written or electronic notification of delivery failure), in each case to the intended recipient as set forth below:

if to the Stockholders, to the address for notice set forth on Schedule A hereto.

if to Parent or Merger Sub, to:

CB Neptune Holdings, LLC

545 Washington Blvd

Jersey City, NJ 07310

Email:             wredmond@neptuneretailsolutions.com

Attention:       William Redmond

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019

Email:             jmarell@paulweiss.com; sstasny@paulweiss.com

Attention:       Jeffrey D. Marell; Sarah Stasny

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if to the Company, to:

Quotient Technology Inc.

1260 East Stringham Avenue, Sixth Floor

Salt Lake City, Utah 84106

Email:             cchen@quotient.com

Attention:       Connie Chen

with a copy (which will not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email:             mikekennedy@paulhastings.com;

 stevecamahort@paulhastings.com

Attention:       Mike Kennedy and Steve Camahort

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or e-mail address through a notice given in accordance with this Section 8(e), except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 8(e) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8(e).

(f) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

(g) Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the Company or the Stockholder in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

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(h) Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating hereto, for and on behalf of itself or any of its properties or assets, in accordance with Section 8(e) or in such other manner as may be permitted by applicable Law, and nothing in this Section 8(h) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(i) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(I).

(j) Rules of Construction. The parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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(k) Entire Agreement. This Agreement (together with the Merger Agreement, the other applicable Transaction documents in connection therewith) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Interpretation.

(i) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(ii) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(iii) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(iv) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(v) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(vi) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(vii) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

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(viii) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(ix) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(x) All references to time shall refer to New York City time unless otherwise specified.

(xi) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses (whether or not such transactions are consummated).

9. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10. No Agreement as Director or Officer. Each Stockholder has entered into this Agreement solely in the Stockholder’s capacity as the record or beneficial owner of the applicable Covered Shares (and not in any other capacity, including any capacity as a director or officer of the Company or its Subsidiaries). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company or its Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as a director or officer to the Company or its Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CB NEPTUNE HOLDINGS, LLC

Name:
Title:

NRS MERGER SUB INC.

Name:
Title:

[ ]

Name:
Title:

[ ]

Name:
Title:

[ ]

Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name	Owned Shares*	Address

*

If any additional shares of Company Common Stock are owned by any of the Stockholders as of the date of this Agreement, such shares shall be automatically deemed “Owned Shares” notwithstanding the contents of this Schedule A.

Schedule B

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:                                               and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), entered into as of June 20, 2023, by and among CB Neptune Holdings, LLC, a Delaware limited liability company (“Parent”), NRS Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), the undersigned’s spouse. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest (if applicable) in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: , 2023
Name:

Exhibit 10.2

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (“Agreement”), dated as of June 20, 2023, is by and among CB Neptune Holdings, LLC, a Delaware limited liability company (“Parent”), NRS Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Quotient Technology Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, as of the date of this Agreement, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by the Stockholders as of the date of this Agreement (collectively, the “Owned Shares” and, together with any additional shares of Company Common Stock or other voting securities of the Company of which a Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any equity awards), the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and to proceed with the Transactions, Parent, Merger Sub and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that each of Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

(a) “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(b) “Termination Date” means the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the receipt of the Requisite Stockholder Approval and the inspectors’ certification of the voting results thereat, (iv) the date on which any amendment, modification or supplement to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the prior written consent of the Stockholders, that (A) diminishes (in any amount) the Per Share Price to be received by the stockholders of the Company, (B) changes the forms of consideration payable to the stockholders of the Company, (C) extends the Termination Date or (D) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger or affect any of the material terms of Article II (The Merger; Effects of the Merger), Section 5.3 (No Solicitation); Article VII (Conditions to Consummation of the Merger) or the defined terms used in such Sections or Articles of the Merger Agreement, (v) a Company Board Recommendation Change in connection with a Superior Proposal, and (vi) the mutual written consent of the parties hereto.

(c) A Person will be deemed to have effected a “Transfer” of a security if such Person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by operation of law or otherwise, including by way of Constructive Disposition) of such security or any interest in such security, in each case, other than by testamentary disposition, (ii) creates or permits to exist any liens (other than Permitted Liens), (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii); provided, however, that no action referred to in the foregoing clauses (i) through (iv) will be deemed to constitute a “Transfer” to the extent that such Person has retained the right to vote such security in favor of the adoption of the Merger Agreement and any other matter recommended by the Company Board at the Company Stockholder Meeting.

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2. Transfer Restrictions. From the date of this Agreement until the Termination Date, a Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Covered Shares, or enter into any agreement relating thereto, to any Person that such Stockholder is aware intends to vote against the adoption of the Merger Agreement or any other matter or action necessary to or in furtherance of the consummation of the Transactions at the Company Stockholder Meeting.

3. Agreement to Vote.

(a) From the date of this Agreement until the Termination Date, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement, the Stockholders shall unconditionally and irrevocably vote, and shall cause or direct to be unconditionally and irrevocably voted, all of the Covered Shares in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of:

(i) in favor of the adoption of the Merger Agreement and each of the Transactions including the Merger;

(ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Requisite Stockholder Approval on the date on which such meeting is held;

(iii) against (A) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (B) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, delay or impede the consummation of, the Transactions; and

(iv) in favor of any other matter or action necessary to or in furtherance of the consummation of the Transactions.

(b) From the date of this Agreement until the Termination Date, if requested by Parent, each Stockholder shall execute and deliver to Parent a written consent with respect to the Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) approving any matter referenced in sub-clause (i), (ii), or (iv) of Section 3(a) and against the approval of any matter referenced in sub-clause (iii) of Section 3(a). Unless requested by Parent to execute and deliver a written consent in accordance with the first sentence of this Section 2(b), the Stockholders agree not to execute or deliver a written consent relating to any of the matters referenced in sub-clause (i), (ii), (iii) or (iv) of Section 3(a).

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(c) The Stockholders shall appear, in person or by proxy, at each meeting of the stockholders of the Company or adjournment or postponement thereof (or otherwise cause its Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. The Stockholders shall vote or cause to be voted all Covered Shares (in respect of which a holder of the Covered Shares is entitled to vote or instruct the voting of) in accordance with this Section 3.

(d) For the avoidance of doubt, for purposes of this Section 3, Covered Shares shall mean only such shares owned of record or beneficially by the Stockholders as of the record date for the applicable meeting of stockholders.

4. Representations and Warranties of Stockholder. Stockholders hereby represents and warrants to the other parties hereto as follows:

(a) Power; Organization; Binding Agreement. Each Stockholder has full capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement is enforceable against each Stockholder in accordance with its terms, except that such enforceability may be limited by the bankruptcy and equity exceptions as described in Section 3.2 of the Merger Agreement.

(b) No Conflicts. None of the execution and delivery by Stockholders of this Agreement, the performance by each Stockholder of its obligations hereunder or the consummation by Stockholders of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which a Stockholder is a party or by which a Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any lien (other than Permitted Liens of the type contemplated by clauses (iv), (ix), (xiii) and (xiv) of the definition thereof) on any of the assets or properties of a Stockholder, or (iii) violate any Law or Order applicable to a Stockholder.

(c) Ownership of Covered Shares. Each Stockholder is the record or beneficial owner of such Stockholder’s Covered Shares. Each Stockholder’s Covered Shares are free and clear of any liens (other than Permitted Liens of the type contemplated by clauses (iv), (ix), (xiii) and (xiv) of the definition thereof) that would materially and adversely affect the ability of such Stockholder to perform its obligations under this Agreement and no Person has a right to acquire any such Covered Shares as of the date of this Agreement, in each case, other than pursuant to the termination of any relationship between a Stockholder and an account managed by such Stockholder. As of the date of this Agreement, except as set forth on Schedule A, other than the Owned Shares, Stockholders do not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable

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for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. For the avoidance of doubt, if any such Stockholder owns any securities of the type described in clauses (ii) and (iii) of the preceding sentence, such Stockholder will not be required hereunder to exercise, convert, exchange or take any other action to otherwise accelerate such securities or rights with respect thereto.

(d) Voting Power. The Stockholders have the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned beneficially or of record by the Stockholders, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by the Stockholders does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.

(g) No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

5. Spousal Consent. If any Stockholder is a married individual and any of his, her or their Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule B.

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6. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder will terminate and have no further force or effect as of the Termination Date; provided, that, this Section 6 and Sections 7 and 8 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 6 or elsewhere in this Agreement relieves any party hereto from liability, or otherwise limits the liability of any party hereto, for any willful and material breach of this Agreement prior to such termination.

7. Miscellaneous.

(a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Any purported assignment of this Agreement without the consent required by this Section 7(b) is null and void.

(c) Amendment and Modification; Waiver. This Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s board of directors or equivalent governing body (or duly authorized committee thereof), if such party is other than a natural person, and only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or in equity.

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(d) Specific Performance. The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) the provisions of this Section 7(d) are not intended to and do not adequately compensate the Company, on the one hand, or the Stockholders, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party hereto’s right to an injunction, specific performance and other equitable relief. The parties hereto agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or the Stockholder, on the other hand; and (2) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties hereto pursuant to this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by electronic mail (if the sender does not receive written or electronic notification of delivery failure), in each case to the intended recipient as set forth below:

If to the Stockholders, to the address for notice set forth on Schedule A hereto, with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:  Ryan Nebel

                  Ian Engoron

Email:       rnebel@olshanlaw.com

                  iengoron@olshanlaw.com

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if to Parent or Merger Sub, to:

CB Neptune Holdings, LLC

545 Washington Blvd

Jersey City, NJ 07310

Email:           wredmond@neptuneretailsolutions.com

Attention:     William Redmond

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019

Email:           jmarell@paulweiss.com; sstasny@paulweiss.com

Attention:     Jeffrey D. Marell; Sarah Stasny

if to the Company, to:

Quotient Technology Inc.

1260 East Stringham Avenue, Suite 600

Salt Lake City, UT 84106

Email:            cchen@quotient.com

Attention:      Connie Chen

with a copy (which will not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email:             mikekennedy@paulhastings.com

                        stevecamahort@paulhastings.com

Attention:       Mike Kennedy

                        Steve Camahort

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or e-mail address through a notice given in accordance with this Section 7(e), except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 7(e) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 7(e).

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(f) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

(g) Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the Company or the Stockholder in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

(h) Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating hereto, for and on behalf of itself or any of its properties or assets, in accordance with Section 7(e) or in such other manner as may be permitted by applicable Law, and nothing in this Section 7(h) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

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(i) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(I).

(j) Rules of Construction. The parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement (together with the Merger Agreement, the other applicable Transaction documents in connection therewith) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; provided, that, for the avoidance of doubt, other than Section 2 of this Agreement, nothing contained herein shall be deemed to supersede that certain Cooperation Agreement between the Company and the Engaged Group (as defined therein), dated June 5, 2023, which remains in full force and effect.

(l) Interpretation.

(i) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

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(ii) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(iii) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(iv) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(v) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(vi) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(vii) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(viii) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(ix) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(x) All references to time shall refer to New York City time unless otherwise specified.

(xi) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses (whether or not such transactions are consummated).

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8. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9. No Agreement as Director or Officer. Each Stockholder has entered into this Agreement solely in such Stockholder’s capacity as the record or beneficial owner of the applicable Covered Shares (and not in any other capacity, including any capacity as a director or officer of the Company or its Subsidiaries). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company or its Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as a director or officer to the Company or its Subsidiaries.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CB NEPTUNE HOLDINGS, LLC

/s/ William E. Redmond, Jr.
Name: William E. Redmond, Jr.
Title: Chief Executive Officer

NRS MERGER SUB INC.

/s/ William E. Redmond, Jr.
Name: William E. Redmond, Jr.
Title: President

[Signature Page to Voting Agreement]

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By: Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By: Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD

By: Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Director

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

[Signature Page to Voting Agreement]

GLENN W. WELLING

/s/ Glenn W. Welling
Glenn W. Welling

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name	Owned Shares*	Address
Engaged Capital, LLC	8,107,150	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

Engaged Capital Flagship Master Fund, LP	7,505,432	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

Engaged Capital Flagship Fund, LP	7,505,432	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

Engaged Capital Flagship Fund, Ltd.	7,505,432	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

Engaged Capital Holdings, LLC	8,107,150	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

Glenn W. Welling	8,107,150	610 Newport Center Drive, Suite 950 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com

*

If any additional shares of Company Common Stock are owned by any of the Stockholders as of the date of this Agreement, such shares shall be automatically deemed “Owned Shares” notwithstanding the contents of this Schedule A.

Exhibit 99.1

Quotient to Combine with Neptune Retail Solutions

Transaction Unites Complementary Omnichannel Retail and Technology Companies to Drive Enhanced Results for Retail and Advertising Partners

SALT LAKE CITY, UT and JERSEY CITY, NJ — June 20, 2023 — Quotient Technology Inc. (NYSE: QUOT) (“Quotient”), a digital promotions and media technology company, and Neptune Retail Solutions (“Neptune”), an omnichannel retail marketing company with a network of in-store and digital solutions, today announced that they have signed a definitive agreement to combine through Neptune’s all-cash acquisition of Quotient. Charlesbank Capital Partners (“Charlesbank”), a private investment firm and current majority investor of Neptune, will be the majority investor of the combined company. Neptune’s CEO William E. Redmond, Jr. (Bill Redmond) will be CEO of the combined Neptune/Quotient business.

The transaction, which has an aggregate equity value of approximately $430 million, has been approved by Quotient’s Board of Directors (the “Board”), and represents the culmination of a comprehensive review process undertaken by the Board to maximize shareholder value. Under the terms of the agreement, Quotient’s shareholders will receive $4.00 per share in cash, representing a premium of approximately 36.0% to Quotient’s 30-day volume weighted average price as of the most recent market close on June 16, 2023.

“We are pleased to enter into this transaction with Neptune and Charlesbank, which will deliver compelling, immediate and certain value to shareholders, while positioning Quotient to continue meeting the needs of its customers,” said Robert McDonald, Chair of Quotient. “The Board undertook a thorough review of the Company’s standalone growth prospects and opportunities to maximize shareholder value, and we are confident this transaction achieves that objective and is the optimal path forward for our shareholders.”

The combination of Quotient and Neptune brings together Quotient’s innovative technology platform, extensive digital promotions retail network, and proprietary data with Neptune’s broad in-store network and deep data-driven shopper marketing insights across in-store and print media.

“Today’s announcement is an exciting next step in our journey in the growing retail media industry and enables us to create more scale as a combined company,” said Matt Krepsik, CEO of Quotient. “Neptune and Charlesbank are ideal partners for Quotient, and we look forward to entering into this new chapter.”

Bill Redmond, CEO of Neptune, said, “We are thrilled with the transaction and plan to seamlessly integrate Quotient’s team, product suite, and retail partners with Neptune’s omnichannel network. The combination further advances our proven commitment to retailers and advertisers to drive profitable, incremental, and measurable growth, while deepening relationships with and value for consumers.”

“Quotient’s merger into Neptune unites two retail marketing innovators and represents a milestone that builds on our successful May 2020 carve-out of News America Marketing, and the transformative operational focus and growth spearheaded by Bill Redmond that created Neptune as it exists today,” said

Brandon White, Managing Director of Charlesbank. Added David Katz, Managing Director of Charlesbank, “We are excited to work with Bill and the combined Neptune and Quotient teams to create further value for our advertising and retail customers and foster innovative omnichannel growth.”

The transaction is expected to close in the second half of 2023, subject to customary closing conditions, including approval by a majority of Quotient shareholders and regulatory review. The transaction is not subject to any financing conditions. Quotient will cease to be a publicly traded company upon completion of the transaction.

Engaged Capital, LLC, which owns approximately 8.2% of the outstanding shares of Quotient’s common stock and entered into a second cooperation agreement with Quotient in June 2023, has entered into a voting agreement with Quotient to vote their shares in favor of the transaction.

“This transaction maximizes shareholders’ risk-adjusted returns and provides shareholders immediate cash value. We believe it is in the best interest of Quotient shareholders and are pleased to support the acquisition,” said Glenn W. Welling, Founder and Chief Investment Officer of Engaged Capital.

Advisors

Houlihan Lokey is serving as financial advisor to Quotient, and Paul Hastings LLP is acting as legal counsel.

PJT Partners is serving as financial advisor to Neptune, and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Ropes & Gray LLP are acting as legal counsel.

About Quotient

Quotient Technology (NYSE: QUOT) is a leading digital promotions and media technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, Unilever, CVS, Dollar General, Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information, visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

About Neptune Retail Solutions

Neptune Retail Solutions is a leading omnichannel retail marketing company in the US & Canada that delivers profitable growth for retailers and brands. The Neptune platform includes in-store marketing rights in North America’s largest grocery, dollar and drugstores, including Ahold, Albertson’s, CVS, Family Dollar, Kroger, Loblaws, Publix, Rite-Aid, SEG, and Walgreens, and deterministic first party shopper data, generated from the company’s owned and operated cashback app, Checkout 51, capturing first party shopping data via receipt scans from key retail locations across the US and Canada including Walmart, Target, Costco, and the retailers noted above. For more information, visit www.neptuneretailsolutions.com.

About Charlesbank Capital Partners

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private investment firm with more than $15 billion of capital raised since inception. Charlesbank focuses on management-led buyouts and growth capital financings, and also engages in opportunistic credit and technology investments. The firm seeks to build companies with sustainable competitive advantage and excellent prospects for growth. For more information, visit www.charlesbank.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Quotient intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”). Promptly after filing its definitive proxy statement with the SEC, Quotient intends to mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT QUOTIENT FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the preliminary proxy statement with respect to the proposed transaction, the definitive proxy statement with respect to the proposed transaction, any amendments or supplements to the definitive proxy statement and other documents filed by Quotient with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as amended in a Form 10-K/A Amendment No. 1 filed with the SEC on April 28, 2023. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the proxy statement for the Company’s 2023 Annual Meeting, the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual events may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the ability of Quotient to obtain stockholder or regulatory approvals required to consummate the proposed transaction; the satisfaction or waiver of other conditions to closing in the definitive agreement for the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; the response of customers and business partners to the announcement of the proposed transaction; potential difficulties in employee retention as a result of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the outcome of legal proceedings that may be instituted against Quotient, its directors and others related to the proposed transaction; difficulties integrating the Quotient business into the NRS business or other challenges to achieve the expected benefits of the transaction; and the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, as amended in a Form 10-K/A Amendment No. 1 filed with the SEC on April 28, 2023, Quotient’s most recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 9, 2023 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Investor Relations:

Drew Haroldson

The Blueshirt Group for Quotient

ir@quotient.com

Media:

Adam Pollack / Charlotte Burch

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Source: Quotient Technology Inc.